                              [Zap.com Letterhead]

                                                                    Exhibit 10.7

October 18, 1999

EMC Corporation
Hopkinton, MA 01748
Attention: Mr. Charles Loewy, Director Internet Solutions Group


Dear Mr. Loewy:

         This letter sets forth the terms and conditions that ZAP.COM Corporation ("ZAP.COM") has recently discussed with EMC Corporation ("EMC") and will serve as the basis for a more detailed definitive internet services agreement (the "Definitive Agreement") to be negotiated in good faith by both parties. This letter is intended to be a preliminary and non-binding letter of intent and (except solely with respect EMC's commitment to offer ZAP.COM the pricing set forth in paragraph 3 and the parties' reimbursement and purchase and obligations under paragraph6 below) neither party shall have any obligation to the other until a Definitive Agreement is executed by both parties.

         1. Introduction. EMC offers Internet services relating to, among other things, development, maintenance and hosting of Internet sites, including those on the World Wide Web portion of the Internet. ZAP.COM proposes to (a) operate a business consisting of a network of banners owned by ZAP.COM and operated on third party Web Sites , (b) operate various Web sites and (c) from time to time to develop, own and operate other Web sites or Internet properties (collectively, "ZAP.COM Internet Properties"). ZAP.COM desires to engage EMC to provide services with respect to the ZAP.COM Internet Properties in accordance with the proposal dated October 8, 1999 submitted by EMC to ZAP.COM and entitled "EMC Internet Solutions Proposal No. EM991007-3194-2 Application Hosting For ZAP.COM" (the "Services").

         2. Description of Equipment and Services. The Definitive Agreement shall provide, among other things, a thorough and detailed description of the Services, that EMC shall provide the Services in a professional and workman like manner and that EMC shall indemnify ZAP.COM for the cost of identifying, evaluating and migrating to another host, in the event EMC is unable to provide the Services for any reason. The parties shall consider including language in the Definitive Agreement which will give flexibility to both parties regarding the reallocation, where possible, of hardware and software covered by the Definitive Agreement to other projects between the parties which may arise in the future.

         3. Term The initial term of the Definitive Agreement shall be 12 months. The parties shall consider including language in the Definitive Agreement which provides an option of extending the term of the Agreement in its entirety or in part past 12 months.

         4. Pricing. Provided that a Definitive Agreement is executed on or before November 8, 1999, the Definitive Agreement shall provide the following pricing for the Services:

                  Description                                 Price
                  -----------                                 -----
                  Service                                     $[x] monthly
                  Plus Bandwidth                              $[x] per million users per month
                  CPU's                                       $[x] per dual 400MHz cpu with 2GB RAM per month

[X]=Certain information on these pages has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portion.

100 Meridian Centre - Suite 350 - Rochester, New York 14618 - 716/242-8600 - FAX 716/242/8677 - www.zap.com
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                              [zap.com Letterhead]


                  Ad serving (if implemented,
                  systems ready no sooner than
                  April 2000):
                  Minimal monthly price for
                  12 months (3 million or less
                  ads per day)                                $[X]/mos.
                  Charge per thousand ads (over
                  3 million/day) served of:          $xxxx/thousand ads

[X]=Certain information on these pages has been omitted and filed separately with the commission. Confidential treatment has been requested with respect to the omitted portion.

         Under the Definitive Agreement, the first payment shall be due the last day of the calendar month in which the Definitive Agreement is executed with each subsequent monthly payment shall be due on the 30th day of each month thereafter.

         5.       Other Terms, Etc.

         In addition to the terms and conditions set forth herein, the Definitive Agreement shall contain such other terms and conditions as are usual and customary for the provision of services such as those contemplated thereunder. Subject to the terms and conditions set forth herein, the Definitive Agreement will be in form and content mutually satisfactory to the parties

         6.       Pre-Definitive Agreement Binding  Terms & Conditions:

         (a) Zap.com is hereby authorizing EMC to procure the necessary hardware, software and other resources required to provide the Services to Zap.com If, for any reason, a Definitive Agreement is not executed by the parties, Zap.com agrees to reimburse EMC for all expenses reasonably incurred and documented by EMC (including, but not limited to, the procurement of hardware, software, personnel or other such expenses necessary for the support of Zap.com as described above )up to a an aggregate maximum amount of $xxxxx (the "Maximum Amount"). Until the Definitive Agreement is executed by ZAP.Com and EMC, ZAP.COM shall have no liability whatsoever in excess of the Maximum Amount. ZAP.COM's reimbursement and purchase obligation under this Section 6(a) shall automatically terminate with no action or notice on the part of either party upon the execution and delivery of the Definitive Agreement by both parties.

         In consideration for the payments made by ZAP.COM toEMC pursuant to this paragraph 6(a) , EMC shall assign all right, title and interest in and to all hardware, and other equipment or property acquired by EMC and for ZAP.COM(collectively, the "Transferred Assets"). EMC shall convey good and valid title to all such Transferred Assets, free and clear of any claims, liens or encumbrances of any kind (including any restrictions on use) In addition, ZAP.COM shall pay a cancellation fee equal to the first monthly payment due October 31, 1999 to EMC in the event that a Definitive Agreement is not entered into by the parties.

         (b) In consideration of ZAP.COM's undertaking in paragraph 6(a), EMC agrees to use its diligent and reasonable best efforts to procure the software, equipment and resources necessary to fully implement the Services as soon as is reasonably practicable.

         7. Schedule Milestones.

                  Order letter signed                                  October 18, 1999

                  Agreement Signing                                    November 18, 1999

                  Begin launch of zap.com properties                   November 18, 1999


100 Meridian Centre - Suite 350 - Rochester, New York 14618 - 716/242-8600 - FAX 716/242/8677 - www.zap.com

                              [Zap.com Letterhead]


                  Equipment Available and on-line                      TBD
                  as evidenced by the on-line
                  functionality of all the equipment
                  defined in the Agreement

         8. Public Announcements.

         EMC shall not make any public announcement of the transactions contemplated hereby unless approved in writing as to content and timing in advance by ZAP.COM

         9. Miscellaneous.

         This Letter of Intent and the Definitive Agreement shall both be governed by New York law without reference to conflicts principles. This Letter of Intent and the Proposal represent the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings. This Letter of Intent may only be modified or amended by a written agreement of the authorized representatives of the parties hereto.

         If the foregoing terms are acceptable to EMC, please confirm your acceptance by having an authorized representative sign in the space that has been provided below and returning the enclosed copy of this letter.


                                Very truly yours,

                                ZAP.COM CORPORATION

                                By: /s/ GAETANO GUGLIELMINO
                                    -----------------------

                                Name: Gaetano Guglielmino
                                      -------------------

                               Title: Director, Marketing & Sales
                                      ---------------------------



ACKNOWLEDGED AND AGREED TO
AS OF THE DATE OF THIS LETTER:


EMC Corporation


By: /s/ CHARLES LOEWY
    -------------------
Name: Charles Loewy
Title: Director, Internet Solutions Group


100 Meridian Centre - Suite 350 - Rochester, New York 14618 - 716/242-8600 - FAX 716/242/8677 - www.zap.com